Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Spirit AeroSystems Holdings, Inc. of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplane Group of the Boeing Company (the “Division’s financial statements”) and includes an explanatory paragraph referring to the basis of presentation) appearing in Spirit AeroSystems Holdings, Inc.’s 10-K filed with the Commission on March 5, 2007.
/s/ Deloitte + Touche LLP
Seattle, Washington
March 13, 2007